Exhibit 1

TALISMAN ENERGY INC.

Annual and Special Meeting of Holders of

Common Shares of

Talisman Energy Inc. (the "Company")

May 4, 2004

REPORT OF VOTING RESULTS

National Instrument 51-102 – Continuous Disclosure Obligations (Section 11.3)

The following matters were put to a vote by a show of hands at the annual and special meeting of shareholders of the Company:

Outcome of Vote

1.

The election of the following nominees as directors

Carried

of the Company to hold office for a term expiring

at the close of the 2005 annual meeting of shareholders:

Douglas Baldwin

James Buckee

Kevin Dunne

Al Flood

Dale Parker

Lawrence Tapp

Stella Thompson

Robert Welty

Charles Wilson

2.

The appointment of Ernst & Young LLP,

Carried

Chartered Accountants, to hold office until the close

of the next annual meeting of shareholders

3.

The amendment of the Articles of the Company to

Carried

divide the issued and outstanding Common Shares on a

three for one basis

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